UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FABRINET

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Dear Fabrinet Shareholder:

Notice is hereby given that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Fabrinet, a Cayman Islands exempted company (“Fabrinet” or the “Company”), will be held on Thursday, December 17, 2015, at 9:00 a.m. Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, for the following purposes:

1.

To elect one Class III director listed in the accompanying Proxy Statement and recommended by our Board of Directors to serve for a term of three years, or until his successor has been duly elected and qualified;

2.	To hold an advisory vote to approve the compensation paid to our named executive officers;

3.	To ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 24, 2016; and

4.	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above, or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Only shareholders of record at the close of business on October 16, 2015, are entitled to notice of and to vote at the Annual Meeting, and at any postponements or adjournments of the meeting.

The Company has elected to provide access to its proxy materials over the Internet. Accordingly, shareholders of record at the close of business on October 16, 2015 will receive a Notice of Internet Availability of Proxy Materials. We expect to mail the Notice of Internet Availability of Proxy Materials on or about October 22, 2015.

Your vote is very important. Even if you plan to attend the Annual Meeting in person, we encourage you to read the proxy statement and to vote as quickly as possible, to ensure your vote is recorded. For specific instructions on how to vote your shares, please follow the procedures outlined in the Notice of Internet Availability of Proxy Materials, or refer to the section of the proxy statement entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

Thank you for your ongoing support of Fabrinet.

By Order of the Board of Directors,

/s/ David T. Mitchell

David T. Mitchell

Chief Executive Officer and Chairman of the Board of Directors

Grand Cayman, Cayman Islands

October 22, 2015

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS	1
Why am I receiving these materials?	1
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	1
How can I obtain electronic access to the proxy materials?	1
Can I attend the Annual Meeting?	1
Who is entitled to vote at the Annual Meeting?	2
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	2
How can I vote my shares in person at the Annual Meeting?	2
How can I vote my shares without attending the Annual Meeting?	2
How many shares must be present or represented to conduct business at the Annual Meeting?	3
What proposals will be voted on at the Annual Meeting?	3
What is the voting requirement to approve each of the proposals and how are votes counted?	3
How does the Board of Directors recommend that I vote?	4
What happens if additional matters are presented at the Annual Meeting?	4
Can I change my vote?	4
What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?	4
What should I do if I receive more than one set of voting materials?	4
Is my vote confidential?	4
Where can I find the voting results of the Annual Meeting?	5
Who will bear the cost of soliciting votes for the Annual Meeting?	5
What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?	5
How may I obtain a separate set of proxy materials or the 2015 Annual Report?	6
FISCAL YEAR END	6
PROPOSAL ONE—ELECTION OF DIRECTORS	7
General	7
Nominee for Class III Director	7
Recommendation of the Board of Directors	7
Biographical Information	8
Compensation of Directors	10
PROPOSAL TWO—ADVISORY VOTE TO APPROVE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS	12
General	12
Recommendation of the Board of Directors	12

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FABRINET

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman

KY1-9005

Cayman Islands

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS

Q:	Why am I receiving these materials?

A:

The Board of Directors of Fabrinet is providing these proxy materials to you in connection with the solicitation of proxies for use at Fabrinet’s 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, December 17, 2015, at 9:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement.

The Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304.

As a shareholder, you are invited to attend the Annual Meeting and you are requested to vote on the proposals described in this proxy statement.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. We expect to mail the Notice on or about October 22, 2015.

All shareholders will be able to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, shareholders may request the proxy materials be sent by mail or email on an ongoing basis.

Q:	How can I obtain electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to:

•	View the proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of our annual meetings on the environment.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a shareholder of record or a beneficial owner as of October 16, 2015 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 9:00 a.m., Pacific time, and you should leave ample time for the check-in procedures. Shareholders may request directions to the offices of Wilson Sonsini Goodrich & Rosati by calling (650) 493-9300.

Q:	Who is entitled to vote at the Annual Meeting?

A:

You may vote your Fabrinet ordinary shares if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 35,777,782 ordinary shares outstanding and entitled to vote at the Annual Meeting. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered the “shareholder of record” with respect to those shares, and we have sent the Notice directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or nominee giving you the right to vote the shares at the Annual Meeting.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion to vote your shares only on routine matters. As a result:

•

Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors and the advisory vote to approve the compensation paid to our named executive officers because the rules of The New York Stock Exchange (“NYSE”) treat those matters as non-routine; but

•

Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 24, 2016, because NYSE rules treat that matter as routine.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend you also submit your vote as described in the Notice and as described below, so your vote will be counted even if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee; please refer to the voting instructions provided to you by your broker, bank or nominee.

By Internet—Shareholders of record with Internet access may submit proxies until 11:59 p.m., Eastern time, on December 16, 2015, by following the “Vote by Internet” instructions described in the Notice, or by following the instructions at www.proxyvote.com. Most Fabrinet shareholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. If you are a beneficial owner, please check the voting instructions provided by your broker, trustee or nominee for information regarding Internet voting availability.

By telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice or the voting instructions provided by your broker, bank or nominee explaining this procedure.

By mail—Shareholders of record may request a paper proxy card from Fabrinet and indicate their vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Please follow the procedures outlined in the Notice to request a paper proxy card.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The presence of the holders of at least one-third of the total shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such shareholders are counted as present at the meeting if (1) they are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner, and the broker does not have, or declines to exercise, discretionary authority to vote those shares.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals scheduled to be voted on at the Annual Meeting are:

•	The election of one Class III director recommended by our Board of Directors to serve for a term of three years or until his successor has been duly elected and qualified;

•	An advisory vote to approve the compensation paid to our named executive officers; and

•	The ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 24, 2016.

Q:	What is the voting requirement to approve each of the proposals and how are votes counted?

A:

A plurality of the votes cast is required for the election of directors (Proposal One). You may vote “FOR” or “WITHHOLD” on the nominee for election as director. The nominee for director receiving the highest number of affirmative votes will be elected as a director. Abstentions and broker non-votes will not affect the outcome of the election.

The affirmative vote of a majority of the votes cast is required (1) to approve, on an advisory basis, the compensation paid to our named executive officers (Proposal Two), and (2) to ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 24, 2016 (Proposal Three). You may vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals. Abstentions have the same effect as votes against these proposals. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of voting results on these proposals.

All shares entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated by such proxy. If no instructions are indicated on such proxy, the shares represented by that proxy will be voted as recommended by our Board of Directors.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the nominee recommended by our Board of Directors for election as a Class III director (Proposal One);

•	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal Two); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 24, 2016 (Proposal Three).

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, bank or nominee may have, you may change your vote at any time before your proxy is voted at the Annual Meeting.

If you are the shareholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method), (2) by providing a written notice of revocation to our Corporate Secretary, c/o Fabrinet USA, Inc., 3736 Fallon Road, #428, Dublin, CA 94568 prior to your shares being voted, or (3) by attending the Annual Meeting and voting in person. Attending the meeting will not cause your previously granted proxy to be revoked unless you specifically request this.

If you are the beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, bank or nominee, or (2) by attending the Annual Meeting and voting in person if you first have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:

Subject to any rules your broker, bank or nominee may have, you may attend the Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a broker, bank or nominee beneficially holds your shares in street name and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the broker, bank or nominee holding your shares that gives you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you received more than one Notice, voting instruction card or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the instructions on each Notice or voting instruction card that you receive, to ensure that all of your shares are voted.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fabrinet or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Fabrinet’s management.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available in the “Investors—Financials—SEC Filings” section of our website at www.fabrinet.com.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees also may solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future shareholder meetings.

For inclusion in Fabrinet’s proxy materials—Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of shareholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for our 2016 annual meeting of shareholders, shareholder proposals must be received by our Corporate Secretary no later than June 24, 2016, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before an annual meeting—In addition, our memorandum and articles of association establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders.

Nominations for the election of directors only can be made (1) by or at the direction of our Board of Directors, or (2) by a shareholder who has delivered written notice to our Corporate Secretary within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the nominees and about the shareholder proposing such nominations.

Our memorandum and articles of association also provide that the only business that may be conducted at an annual meeting is business that is (1) properly brought before the meeting in accordance with our proxy materials with respect to such meeting, (2) properly brought before the meeting by or at the direction of our Board of Directors, or (3) properly brought before the meeting by a shareholder who has delivered written notice to our Corporate Secretary, c/o Fabrinet USA, Inc., 3736 Fallon Road, #428, Dublin, CA 94568 within the Notice Period (as defined below) and who is a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the matters to be brought before such meeting and about the shareholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) to shareholders in connection with the preceding year’s annual meeting of shareholders. As a result, the Notice Period for the 2016 annual meeting of shareholders will start on August 8, 2016 and end on September 7, 2016.

If a shareholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

A copy of the full text of the provisions of our memorandum and articles of association discussed above may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 3736 Fallon Road, #428, Dublin, CA 94568, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.

All notices of proposals by shareholders, whether or not included in our proxy materials, should be sent to our Corporate Secretary, c/o Fabrinet USA, Inc., 3736 Fallon Road, #428, Dublin, CA 94568.

Q:	How may I obtain a separate set of proxy materials or the 2015 Annual Report?

A:

If you share an address with another shareholder, each shareholder may not receive a separate copy of our proxy materials and 2015 Annual Report. Upon written request we will promptly send a separate copy of our proxy materials and 2015 Annual Report, without charge, to any shareholder at a shared address where a single copy of the documents was delivered. Shareholders may request additional copies of our proxy materials and 2015 Annual Report by contacting our investor relations at IR@fabrinet.com, or writing to Fabrinet, c/o Fabrinet USA, Inc., 3736 Fallon Road, #428, Dublin, CA 94568, Attention: Investor Relations. Shareholders who share an address and receive multiple copies of our proxy materials and 2015 Annual Report can also request to receive a single copy by following the instructions above.

FISCAL YEAR END

This proxy statement provides information about the matters to be voted on at the 2015 Annual Meeting and additional information about the Company and its executive officers and directors. Some of the information is provided as of the end of our 2013, 2014 or 2015 fiscal years, and some information is more recent. Our fiscal years end on the last Friday of June of each calendar year; our 2013 fiscal year ended on June 28, 2013, our 2014 fiscal year ended on June 27, 2014, and our 2015 fiscal year ended on June 26, 2015.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors presently consists of six directors who are divided into three classes with overlapping three-year terms as follows:

Class I Directors (Term Expires in 2016)	Class II Directors (Term Expires in 2017)	Class III Directors (Term Expires in 2015)
Dr. Homa Bahrami	Thomas F. Kelly	David T. Mitchell
Rollance E. Olson	Dr. Frank H. Levinson	Virapan Pulges

Immediately prior to the Annual Meeting, our Board of Directors will consist of five directors, as Mr. Pulges is not standing for reelection at the Annual Meeting. Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time by our Board of Directors, but may not consist of more than 15 directors. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Nominee for Class III Director

One candidate has been nominated for election as a Class III director at the Annual Meeting for a three-year term expiring in 2018. Upon the recommendation of the Nominating & Corporate Governance Committee, our Board of Directors has nominated David T. Mitchell for reelection as a Class III director. Biographical information for Mr. Mitchell is set forth below.

Mr. Mitchell has consented to being named in this proxy statement and to serve as a director if elected, and we have no reason to believe he will be unavailable to serve. In the event Mr. Mitchell is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Nominating and Corporate Governance Committee and designated by the Board of Directors to fill the vacancy.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet, but do not give instructions with respect to the election of directors, your shares will be voted for the one person recommended by our Board of Directors. If you wish to give specific instructions with respect to the election of directors, you may do so by indicating your instructions on your proxy or voting instruction card, or when you vote by telephone or over the Internet. If you do not give voting instructions to your broker, your broker will not vote your shares on this matter.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the reelection of David T. Mitchell to our Board of Directors.

Biographical Information

The names of the members of our Board of Directors, their ages, their positions with Fabrinet (as applicable) and other biographical information as of October 16, 2015, are set forth below. A discussion of the qualifications, attributes and skills of each of the directors and the director nominee that led our Board of Directors and the Nominating & Corporate Governance Committee to conclude that he or she should serve as a director follows each of the biographies below. There are no family relationships among any of our directors or executive officers.

Name	Age	Director Since	Position
David T. Mitchell	73	2000	Chief Executive Officer and Chairman of the Board of Directors (Director Nominee)
Dr. Homa Bahrami(1)	60	2012	Director
Thomas F. Kelly(2)	62	2010	Director
Dr. Frank H. Levinson(2)(3)	62	2001	Director
Rollance E. Olson(1)	72	2004	Lead Independent Director
Virapan Pulges(2)(3)	54	2000	Director

(1)	Member of Nominating & Corporate Governance Committee
(2)	Member of Audit Committee
(3)	Member of Compensation Committee

David T. (Tom) Mitchell is our founder and has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in 2000. Mr. Mitchell also served as our President from 2000 to January 2011. In 1979, Mr. Mitchell co-founded Seagate Technology, a disk drive manufacturing company. Mr. Mitchell served as the president of Seagate Technology from 1983 to 1991. From 1992 to 1995, Mr. Mitchell served as the chief operating officer of Conner Peripherals, a disk drive manufacturing company. From 1995 to 1998, Mr. Mitchell served as the chief executive officer of JTS Corp., a mobile disk drive manufacturing company. During his tenure in the data storage industry, Mr. Mitchell established manufacturing operations in Singapore, Thailand, Malaysia, the PRC and India. Mr. Mitchell was a member of the board of directors of GigOptix, Inc. from June 2012 through July 2013. Mr. Mitchell earned a bachelor of science degree in economics from Montana State University.

Among other skills and qualifications, Mr. Mitchell brings to our Board of Directors extensive knowledge and understanding of Fabrinet’s business, operations and employees, having founded Fabrinet and served on our Board of Directors since our inception, as well as more than 30 years of experience in an array of executive management roles within the semiconductor and optoelectronics industries.

Dr. Homa Bahrami has served on our Board of Directors since August 2012. Dr. Bahrami has been a Senior Lecturer at the Haas School of Business, University of California, Berkeley. She is also a Faculty Director of the Center for Executive Education and a Board Member of the Center for Teaching Excellence at the Haas School of Business, where she has served on the faculty since 1986. Dr. Bahrami was a member of the board of directors of FormFactor, Inc. from 2004 through 2010. Since February 2012, Dr. Bahrami has been a member of the board of directors of FEI Company, where she currently serves on the audit and compensation committees. Dr. Bahrami earned a bachelor of arts degree with honors in sociology and social administration from Hull University and a master of science degree in industrial administration and a doctor of philosophy degree in organizational behavior from Aston University in the United Kingdom.

Among other skills and qualifications, Dr. Bahrami brings to our Board of Directors experience in organizational design and executive development for global enterprises.

Thomas F. Kelly has served on our Board of Directors since 2010. Mr. Kelly served as chief executive officer and president of Moxie Software, a provider of enterprise social software, from January 2010 to January

2014. From June 2006 to June 2009, he was chairman of the board of MontaVista Software (acquired by Cavium Networks, Inc. in 2009), a provider of Linux-based development software, where he was also chairman, president and chief executive officer from June 2006 to June 2008. From February 2008 to January 2009, he was president and chief executive officer of Epicor Software, an enterprise resource planning software company, where he also served on the board of directors from 2000 to 2009. In 2004 and 2005, Mr. Kelly was with Trident Capital, a venture capital company. From 2001 to 2004, Mr. Kelly was chairman, president and chief executive officer of BlueStar Solutions (acquired by Affiliated Computer Services, Inc. in 2004), an enterprise resource planning software hosting company. From 1998 to 2001, Mr. Kelly was chairman and chief executive officer of Blaze Software, Inc. (acquired by Brokat Infosystems AG in 2001). Prior to that, he served as chief financial officer or chief operating officer at several software and semiconductor companies, including Cirrus Logic, Inc., Frame Technology, Cadence Design Systems, Valid Logic Corporation and Analog Design Tools. Earlier in his career he was with Arthur Anderson & Company. Since September 2003, Mr. Kelly has been a member of the board of directors of FEI Company, where he currently serves as chairman of the audit committee. He is also on the Board of Regents of Santa Clara University. Mr. Kelly earned a bachelor of science degree in economics from Santa Clara University.

Among other skills and qualifications, Mr. Kelly brings to our Board of Directors audit and financial reporting expertise as well as managerial and operational experience gained from his service on the audit committee of multiple public companies and his roles at Cadence Design Systems, Cirrus Logic, Frame Technology, Epicor Software, Trident Capital and various emerging growth technology companies.

Dr. Frank H. Levinson has served on our Board of Directors since 2001. Since 2006, Dr. Levinson has served as the managing director of Small World Group, a group primarily involved in investing in and growing small companies. Dr. Levinson served as the chairman of the board of directors and chief technical officer of Finisar Corporation, a provider of fiber optic components and network performance test and monitoring systems, from August 1999 to January 2006, and remained as a director of Finisar until August 2008. From 1988 to 1999, Dr. Levinson served as the chief executive officer of Finisar. From January 1986 to February 1988, Dr. Levinson served as the optical department manager at Raynet, Inc., a fiber optic systems company and, from April 1985 to December 1985, as the chief optical scientist at Raychem Corporation. From January 1984 to July 1984, Dr. Levinson was a member of the technical staff at Bellcore, a provider of services and products to the communications industry. From 1980 to 1983, Dr. Levinson was as a member of the technical staff at AT&T Bell Laboratories. Dr. Levinson earned a bachelor of science degree in mathematics and physics from Butler University, and a master’s degree in astronomy and a doctor of philosophy degree in astronomy from the University of Virginia.

Among other skills and qualifications, Dr. Levinson brings to our Board of Directors executive leadership and management experience in a global organization and semiconductor industry experience, having served as chairman of the board of directors, chief technical officer and chief executive officer of Finisar Corporation.

Rollance E. Olson has served on our Board of Directors since 2004, including as lead independent director since January 2011. From 1986 to 2011, Mr. Olson served as chief executive officer of Parts Depot Inc., a wholesale automotive replacement parts and supplies business in Virginia. From 1980 to 1985, Mr. Olson served as the president of Brake Systems, Inc., and from 1973 to 1980, Mr. Olson served in various positions at Bendix Corporation, an automotive safety brake and control systems company, including as general manager of the Fram/Autolite division, general manager of the Bendix automotive aftermarket division and corporate staff consultant. From 1968 to 1973, Mr. Olson served as a management consultant and project leader with Booz, Allen & Hamilton, a management and technology consultant firm. Mr. Olson’s business career started with Honeywell, Inc. in Minneapolis, Minnesota. Mr. Olson also served on the board of directors for several privately owned retail and technology companies. He served as a board member (9 years) and chairman of the board of the largest automotive aftermarket trade association, and was a guest lecturer at the Darden School of Business (University of Virginia). Mr. Olson earned a bachelor of arts degree from the University of Minnesota.

Among other skills and qualifications, Mr. Olson brings to our Board of Directors executive leadership and management experience gained from his service as chief executive officer of Parts Depot Inc. for more than 25 years.

Virapan Pulges has served on our Board of Directors since 2000. Since May 2005, Mr. Pulges has served as managing director of TICON Industrial Connection Public Co., Ltd., an industrial property development company. From May 2005 to July 2010, Mr. Pulges served as a consultant to H&Q Asia Pacific for its investments in Thailand. From 1990 to 2005, Mr. Pulges served as the managing director of H&Q (Thailand) Ltd., a private equity firm, where he was responsible for investments in Thailand. Prior to joining H&Q (Thailand) Ltd., from 1983 to 1989, Mr. Pulges was the assistant managing director of Thai Seri Cold Storage Co., Ltd., a frozen seafood processing and exporting company. Mr. Pulges serves as a director of the Thai Venture Capital Association (TVCA) and the Singapore-Thai Chamber of Commerce. Mr. Pulges was a founding member of TVCA in 1996 and, from 1999 to 2005, he served as a director and the president of TVCA. Mr. Pulges also serves on the board of directors of SVI Public Co., Ltd., Thai Cane Paper Public Co., Ltd. and TICON Industrial Connection Public Co., Ltd. Mr. Pulges earned a bachelor of science degree with special honors in electrical engineering and computer science, and a master’s degree in electrical engineering from the University of Colorado, Boulder.

Among other skills and qualifications, Mr. Pulges brings to our Board of Directors executive leadership and management experience and finance experience, having previously managed investments for H&Q (Thailand) Ltd. for 15 years. Mr. Pulges’s term of office will expire at the Annual Meeting.

Compensation of Directors

Compensation for Fiscal 2015

The following table presents information regarding the compensation earned or paid in fiscal 2015 to individuals who were members of our Board of Directors at any time during fiscal 2015, and who also were not our employees. We refer to those directors as non-employee directors. Mr. Mitchell does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
Dr. Bahrami	59,400		103,499	162,899
Mr. Kelly	149,500	(3)	103,499	252,999
Dr. Levinson	73,000		103,499	176,499
Mr. Olson	174,000		103,499	277,499
Mr. Pulges	65,500		103,499	168,999

(1)

Reflects the aggregate grant date fair value of the shares in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 26, 2015, filed with the SEC on August 19, 2015. These amounts do not correspond to the actual value that will be realized by the directors.

(2)	The following table presents the aggregate number of shares underlying unvested stock awards and outstanding options held by each of our non-employee directors as of the end of fiscal 2015.

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Options
Dr. Bahrami	6,081	—
Mr. Kelly	6,081	30,000
Dr. Levinson	6,081	—
Mr. Olson	6,081	—
Mr. Pulges	6,081	—

(3)

In addition to the standard director compensation arrangements for fiscal 2015, Mr. Kelly received a special one-time cash payment in the amount of $75,000 to compensate him for his increased responsibilities overseeing the Audit Committee’s internal investigation and assisting management with certain accounting and revenue recognition matters during fiscal 2015.

Standard Director Compensation Arrangements for Fiscal 2015

During fiscal 2015, non-employee directors received the following cash compensation for their service on our Board of Directors:

•	an annual retainer of $49,000;

•	$45,000 per year for serving as Chairman of the Board of Directors (applicable only if the chairman is a non-employee director);

•	$120,000 per year for serving as lead independent director of our Board of Directors (applicable only if the chairman is an employee director);

•	$10,500 per year for each member of the Audit Committee (or $25,500 if such member is the chairperson);

•	$6,000 per year for each member of the Compensation Committee (or $13,500 if such member is the chairperson); and

•	$5,000 per year for each member of the Nominating & Corporate Governance Committee (or $10,400 if such member is the chairperson).

Non-employee directors also receive the following equity compensation for their service on our Board of Directors:

•

upon joining our Board of Directors, an award of restricted share units pro-rated to reflect a value equal to: $103,500, divided by the closing price of Fabrinet’s ordinary shares on the NYSE on the date of grant and multiplied by the number of days beginning with the date the director joins our Board of Directors and ending on the day immediately preceding the one year anniversary of the prior year’s annual shareholder meeting, divided by 365 days; and

•

on the date of each annual shareholder meeting, an award of restricted share units valued at $103,500 based on the closing price of Fabrinet’s ordinary shares on the NYSE on the date of each such annual shareholder meeting.

Restricted share units granted to directors generally will vest in full on January 1 following the next annual meeting of shareholders after the date of grant, provided the director continues to serve through such date.

Standard Director Compensation Arrangements for Fiscal 2016

Following the end of fiscal 2015, the Compensation Committee reviewed our standard director compensation arrangements and recommended that our Board of Directors approve increases to director equity compensation for fiscal 2016, which was approved by our Board of Directors in August 2015. Accordingly, in fiscal 2016, the cash component of the compensation arrangements for non-employee directors will remain unchanged from fiscal 2015, and the equity component will increase from a grant date value of $103,500 to a grant date value of $120,000.

See “Corporate Governance Matters” below for additional information regarding our Board of Directors.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

General

In accordance with SEC rules, we are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers (or “Named Officers”) as disclosed in this proxy statement in accordance with rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Officer, but rather the overall compensation of all of our Named Officers and the compensation philosophy, policies and practices described in this proxy statement.

We urge shareholders to read the “Executive Compensation” section of this proxy statement, and in particular the information discussed under the heading “Executive Compensation—Compensation Discussion and Analysis”, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Approximately 74% of the votes cast on the say-on-pay proposal in 2014 were voted in favor of the proposal. While this advisory vote to approve executive compensation is non-binding, our Board of Directors and the Compensation Committee value the opinions of shareholders and, to the extent there is any significant vote against the Named Officer compensation as disclosed in this proxy statement, will consider those shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Accordingly, pursuant to Section 14A of the Exchange Act, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that Fabrinet’s shareholders approve, on an advisory basis, the compensation of Fabrinet’s named executive officers, as disclosed in Fabrinet’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”

Unless our Board of Directors modifies its policy on the frequency of holding say-on-pay advisory votes, the next say-on-pay advisory vote will occur at our 2016 annual meeting of shareholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the compensation paid to our Named Officers.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed PricewaterhouseCoopers ABAS Ltd. (“PwC”) as our independent registered public accounting firm for our fiscal year ending June 24, 2016. Although ratification by shareholders is not required by any applicable legal requirements, our Board of Directors has determined it is desirable to request ratification of this selection by our shareholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Fabrinet and its shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee may reconsider its selection.

A representative of PwC is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June  24, 2016.

Accounting Fees

The following table presents fees paid or accrued by Fabrinet for audit and other services rendered by PwC for fiscal 2015 and fiscal 2014.

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$570,356	$1,060,124
Audit-Related Fees	—	—
Tax Fees(2)	—	20,096
All Other Fees	—	—

Total	$522,015	$1,080,220

(1)

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits, as well as out of pocket expenses. In fiscal 2014, the fees also include services in connection with our May 2014 secondary public offering, including comfort letters, consents and review of documents filed with the SEC.

(2)	Tax fees consist of fees for international tax consulting services.

Pre-Approval of Audit and Non-Audit Services

Pursuant to its charter, the Audit Committee is required to (1) review and approve, in advance, the scope and plans for all audits and audit fees and (2) approve, in advance, all non-audit services to be performed by our independent auditors.

All services and fees of PwC were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee assists our Board of Directors in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

Our management is responsible for establishing and maintaining internal controls and preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers ABAS Ltd., our independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers ABAS Ltd. the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and

•

Received the written disclosures and the letter from PricewaterhouseCoopers ABAS Ltd. required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers ABAS Ltd.’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers ABAS Ltd. its independence.

Based upon these discussions and review, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 26, 2015 for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Thomas F. Kelly (Chairman)

Dr. Frank H. Levinson

Virapan Pulges

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that establish the corporate governance policies our Board of Directors intends to follow in overseeing our business in accordance with its fiduciary duties. The Corporate Governance Guidelines are available in the “Investors—Governance” section of our website at www.fabrinet.com.

Code of Business Conduct

We are committed to maintaining the highest standards of ethical conduct, with business practices and principles of behavior that support this commitment. Accordingly, our Board of Directors has adopted a Code of Business Conduct, which is applicable to all of our directors, officers (including our principal executive officer and senior financial and accounting officers) and employees. The Code of Business Conduct is available in the “Investors—Governance” section of our website at www.fabrinet.com. We will disclose on our website any amendments to the Code of Business Conduct, as well as any waivers, required to be disclosed by SEC or NYSE rules.

Board Leadership Structure

Mr. Mitchell currently serves as chairman of our Board of Directors and as our chief executive officer. Our Corporate Governance Guidelines provide that our Board of Directors will fill the chairman and chief executive officer (CEO) positions based upon what it believes is in our best interests at any point in time. Currently, our Board of Directors does not require separation of the chairman and CEO positions. Our Board of Directors believes that as CEO, Mr. Mitchell is in the best position to direct the focus and attention of our Board of Directors to the areas most relevant for us and our shareholders, as Mr. Mitchell is the most familiar with our business, industry and strategic priorities. By combining the role of chairman and CEO, Mr. Mitchell is able to provide strong and valuable leadership for us both internally and externally.

In addition, our Corporate Governance Guidelines provide that if the CEO also is the chairman, our Board of Directors shall select, at its first regular meeting following each annual shareholder meeting, a lead independent director. Rollance Olson has served as our lead independent director since January 2011. The lead independent director’s duties include coordinating the activities of the independent and other non-employee directors, coordinating the agenda for and moderating sessions of the independent and other non-employee directors, and facilitating communications among our entire Board of Directors.

Our independent directors meet in executive session at each regularly scheduled meeting of our Board of Directors, and at such other times as necessary or appropriate as determined by the independent directors. Our lead independent director presides at such executive sessions of our Board of Directors.

Risk Oversight

Our Board of Directors is responsible for the oversight of our enterprise risk management. Together with its committees, our Board of Directors ensures that any material risks relevant to us or our business are appropriately considered and addressed. Our management team is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks, and our Board of Directors, together with its committees, oversees management in its execution of these responsibilities. At periodic meetings of our Board of Directors and board committees, and in other meetings and discussions, our management reports to and seeks guidance from our Board of Directors and its committees, as applicable, with respect to matters that could affect our business. In addition, our legal counsel provides reports of legal risks to the Audit Committee and to our Board of Directors. Similarly, our chief financial officer provides reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices.

Our Board of Directors reviews the strategic, financial and operational risks inherent in our business through its consideration of the various matters presented to our Board of Directors or its committees by management for review or approval. Furthermore, each board committee regularly reviews and evaluates various aspects of enterprise risk as part of its specific functions and responsibilities delegated by our Board of Directors. The Audit Committee considers risk in connection with its oversight of our financial review and reporting processes and regulatory and corporate compliance matters. In addition, the Audit Committee is responsible for the oversight and review of certain risk management policies, including our insurance, investment and business continuity policies. The Compensation Committee considers risk in connection with its oversight of the design and administration of our compensation policies, plans and programs. The Nominating & Corporate Governance Committee considers risk in connection with its oversight of our governance structure, policies and processes, including conflicts of interest (other than related party transactions reviewed by the Audit Committee).

We believe that our Board of Directors’ role is consistent with our leadership structure, with our CEO and management primarily responsible for enterprise risk management, and with our Board of Directors and its committees providing oversight of these efforts.

Contacting our Board of Directors

Shareholders and other interested parties may communicate directly with our lead independent director by sending an email to leadindependentdirector@fabrinet.com. Communications received at this email address are automatically routed directly to our lead independent director. Shareholders and other interested parties who wish to communicate with our Board of Directors may do so by sending an email to board@fabrinet.com or a written communication addressed to Fabrinet, c/o Fabrinet USA, Inc., 3736 Fallon Road, #428, Dublin, California 94568, Attention: Board of Directors. Our legal counsel reviews all incoming communications from shareholders and other interested parties (except for communications sent directly to the lead independent director, mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, as appropriate, routes such communications to the appropriate member(s) of our Board of Directors, or if none is specified, to the Chairman of the Board.

Attendance at Annual Meetings of Shareholders by our Board of Directors

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meeting of shareholders, we encourage, but do not require, directors to attend. All of our directors attended our 2014 annual meeting of shareholders.

Director Independence

Our ordinary shares are listed on the NYSE. Pursuant to the NYSE listing standards, independent directors must comprise a majority of our Board of Directors, and each member of our Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. A director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee members also must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, our Board of Directors, or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us or any of our subsidiaries; or (2) be an affiliated person of us or any of our subsidiaries.

Compensation Committee members must satisfy additional independence criteria set forth under the NYSE listing standards. In order for a member of the Compensation Committee to be considered independent, our Board of Directors must consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by us to such director; and (2) whether such director is affiliated with us, any of or subsidiaries, or an affiliate of any of our subsidiaries.

Our Board of Directors has reviewed the independence of each director and determined that Dr. Bahrami, Mr. Kelly, Dr. Levinson, Mr. Olson and Mr. Pulges, representing five of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE listing standards. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant.

Board Meetings and Committees

During fiscal 2015, our Board of Directors held twelve meetings and also took certain actions by written consent. Each of our directors attended at least 75% of the meetings of our Board of Directors and the committees on which he or she served during fiscal 2015. Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee currently consists of Mr. Kelly (chairman), Dr. Levinson and Mr. Pulges, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. Our Board of Directors has determined that Mr. Kelly qualifies as an “audit committee financial expert” under the rules and regulations of the SEC and that each member of the Audit Committee meets the financial literacy requirements of the NYSE listing standards. The Audit Committee held seven meetings during fiscal 2015.

Among other responsibilities, the Audit Committee (1) oversees our accounting and financial reporting processes and the audit of our financial statements, (2) assists our Board of Directors in overseeing the integrity of our financial statements (including, without limitation, internal control over financial reporting), (3) oversees our compliance with ethics policies and legal and regulatory requirements, (4) oversees the performance of our independent auditors, (5) prepares the disclosure required by applicable law and SEC rules, and (6) provides to our Board of Directors such information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require the attention of our Board of Directors. The Audit Committee acts in accordance with a written charter adopted by our Board of Directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Audit Committee report is included in this proxy statement on page 14.

Compensation Committee

The Compensation Committee currently consists of Dr. Levinson (chairman) and Mr. Pulges, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. In addition, our Board of Directors has determined that Dr. Levinson and Mr. Pulges meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee held four meetings during fiscal 2015.

Among other responsibilities, the Compensation Committee (1) develops, reviews and approves our overall compensation policies and goals, including policies and forms of compensation provided to our directors and executive officers, (2) oversees the administration of our equity compensation and employee benefit plans and programs, and (3) produces an annual report on executive officer compensation for inclusion in our annual proxy statement. The Compensation Committee acts in accordance with a written charter adopted by our Board of Directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Compensation Committee report is included in this proxy statement on page 29.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee currently consists of Dr. Bahrami (chairwoman) and Mr. Olson, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. The Nominating & Corporate Governance Committee held four meetings during fiscal 2015.

Among other responsibilities, the Nominating & Corporate Governance Committee (1) assists our Board of Directors in identifying prospective director nominees, (2) recommends candidates for election to our Board of Directors at each annual meeting of shareholders, (3) reviews and recommends updates to our corporate governance principles, as appropriate, (4) reviews and recommends directors to serve on each board committee, (5) oversees the annual evaluation of our Board of Directors and its committees, and (6) monitors and reviews matters related to succession planning for our executives officers. The Nominating & Corporate Governance Committee acts in accordance with a written charter adopted by our Board of Directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Nominating & Corporate Governance Committee will consider recommendations of candidates for election to our Board of Directors submitted by shareholders of Fabrinet. For more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

Share Ownership Guidelines

We have adopted share ownership guidelines for our directors and executive officers. For information regarding such guidelines, see the section of this proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines.”

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, Dr. Levinson and Mr. Pulges served as members of the Compensation Committee. None of the members of the Compensation Committee is or has in the past served as an officer or employee of Fabrinet. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating & Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to our Board of Directors, and recommending candidates for election to our Board of Directors. The Nominating & Corporate Governance Committee will consider recommendations from shareholders for candidates to serve on our Board of Directors. There are no differences in the manner by which the Nominating & Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or our Board of Directors.

Shareholder Recommendations and Nominees

Shareholder recommendations for candidates to our Board of Directors must be directed in writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 3736 Fallon Road, #428, Dublin, California 94568, and must include (1) the candidate’s name, age, business address and residence address, (2) the candidate’s principal occupation or employment, (3) the class and number of shares that are held of record or beneficially owned by the candidate and any derivative positions held or beneficially held by the candidate, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate, (5) a description of all arrangements or understandings between the nominating shareholder and each candidate and any other person or persons pursuant to which the nominations are to be made by the nominating shareholder, (6) a written statement executed by the candidate acknowledging that as a director, the candidate will owe a fiduciary duty under Cayman Islands law with respect to Fabrinet and its shareholders, and (7) any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

Shareholder recommendations for candidates to our Board of Directors must also contain specified information about the shareholder proposing such nomination. For more information, please refer to our memorandum and articles of association, which may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 3736 Fallon Road, #428, Dublin, California 94568, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.

Director Qualifications

The Nominating & Corporate Governance Committee will evaluate and recommend candidates for membership on our Board of Directors consistent with any criteria established by the committee. The consideration of any candidate for director will be based on the committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time. While the Nominating & Corporate Governance Committee has not established specific minimum qualifications or a formal diversity policy for director candidates, the committee believes that candidates and nominees should reflect a Board of Directors that is predominately independent and that is comprised of directors who (1) are of high integrity, (2) have broad, business-related knowledge and experience, (3) have qualifications that will increase overall board effectiveness, (4) have diverse backgrounds and perspectives, and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identification and Evaluation of Director Nominees

The Nominating & Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The committee assesses the appropriate size and composition of our Board of Directors, the needs of our Board of Directors and board committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating & Corporate Governance Committee through shareholders, management, current members of our Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with us and other biographical information as of October 16, 2015, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
David T. Mitchell	73	Chief Executive Officer and Chairman of the Board of Directors
Dr. Harpal Gill	62	President and Chief Operating Officer of Fabrinet USA, Inc.; Executive Vice President, Operations of Fabrinet Co., Ltd.
Toh-Seng Ng	61	Executive Vice President, Chief Financial Officer of Fabrinet USA, Inc.

David T. Mitchell. For Mr. Mitchell’s biography, please see “Proposal One—Election of Directors—Biographical Information” above.

Dr. Harpal Gill has served as president and chief operating officer of Fabrinet USA, Inc. since January 2011, and as vice president, operations of Fabrinet Co., Ltd. since July 2007. Dr. Gill previously served as executive vice president, chief operating officer of Fabrinet USA, Inc. from March 2009 to January 2011, and as executive vice president, operations of Fabrinet USA, Inc. from May 2005 to March 2009. From July 2003 to January 2005, Dr. Gill served as vice president of engineering and then senior vice president of engineering for Maxtor Corporation, a disk drive manufacturer. From January 1999 to July 2003, Dr. Gill served as the vice president of engineering for Read Rite Corporation, a supplier of magnetic recording heads for data storage devices. From June 1996 to October 1998, Dr. Gill served as the managing director of JTS Corp., a disk drive manufacturer. Dr. Gill has also held senior management positions with Seagate Technology and Stanton Automation. Dr. Gill earned a bachelor of science degree in mechanical engineering from Brunel University and a doctor of philosophy degree in engineering from the University of Bradford.

Toh-Seng Ng has served as executive vice president and chief financial officer of Fabrinet USA, Inc. since March 2012. Previously, he was senior vice president of finance and managing director of Casix, Inc., our subsidiary in the People’s Republic of China from March 2010 to March 2012, and senior vice president and operations controller of Fabrinet from January 2007 to March 2010. Mr. Ng joined us with nearly 28 years of international financial management experience in the semiconductor and data storage industries. Prior to joining us, Mr. Ng managed financial operations at Magnecomp Precision Plc. in Thailand, Hitachi Global Storage Technologies in San Jose, and Read-Rite Corporation in a series of positions, culminating in his role as corporate controller and vice president of finance. Mr. Ng earned a bachelor of science degree in accountancy from the University of Singapore, and a master of business administration degree in international management from Golden Gate University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, principal financial officer, and the other individuals included in the Summary Compensation Table beginning on page 30. We refer to these individuals as our “Named Officers” in this proxy statement. For fiscal 2015, our Named Officers were:

•	David T. Mitchell, Chief Executive Officer and Chairman of the Board of Directors;

•	Dr. Harpal S. Gill, President and Chief Operating Officer of Fabrinet USA, Inc.; Executive Vice President, Operations of Fabrinet Co., Ltd.;

•	Toh-Seng Ng, Executive Vice President, Chief Financial Officer of Fabrinet USA, Inc.; and

•	John Marchetti, Executive Vice President, Chief Strategy Officer of Fabrinet USA, Inc.

In August 2015, Mr. Marchetti resigned as Executive Vice President, Chief Strategy Officer of Fabrinet USA, Inc., effective as of December 31, 2015.

Executive Compensation Program Objectives and Overview

Our executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our shareholders. In structuring and designing our executive compensation programs, we are guided by the following basic philosophies:

•	Competition. We should provide competitive compensation opportunities with respect to our industry so that we can attract, retain and motivate qualified executives.

•

Alignment with Shareholder Interests. A substantial portion of compensation should be contingent on our performance for our shareholders, to align the interests of executives with the interests of our shareholders and to hold the executives accountable for our performance.

As described in more detail below, the material elements of our executive compensation programs for our Named Officers include a base salary, short-term cash incentive awards and long-term equity incentive awards. In addition, our Named Officers may participate in our 401(k) plan and employee benefit programs on substantially the same terms as our other employees. Our Named Officers are also entitled to certain perquisites and personal benefits and, in some cases, are entitled to severance benefits upon certain terminations of their employment with us.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Taken together, the compensation elements are intended to provide a total compensation package for each Named Officer that is competitive. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, retain and motivate qualified executives.

Short-Term Cash Incentive Awards	• Align executives’ interests with those of share holders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.

Long-Term Equity Incentive Awards	• Align executives’ interests with those of shareholders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.

Perquisites and Personal Benefits	• Attract, retain and motivate qualified executives.

Severance and Other Benefits Upon Termination of Employment	• Attract, retain and motivate qualified executives.

Positive Compensation Practices

We monitor trends and developments in compensation practices to enhance the effectiveness of our compensation philosophy and have adopted the following practices:

•	we employ each of our executive officers “at will”;

•	we have adopted a practice of granting long-term equity to our executive officers that is based, in part, on Fabrinet achieving a financial performance goal;

•	we maintain share ownership guidelines for our executive officers and directors;

•	our employees (including our executive officers) and directors are prohibited from margining our securities, short selling our securities or trading in derivative securities;

•	our equity incentive plan prohibits us from instituting any program to reprice or exchange equity awards for awards with a lower exercise price without shareholder approval;

•

our equity incentive plan prohibits us from “recycling” shares, which means that any shares subject to a grant are counted against the share limit in the plan and may not subsequently be re-granted, even if the shares are forfeited, expired or exchanged;

•

our equity incentive plan provides that all awards are subject to the award recipient’s continued employment or other service with the Company and vest over a four-year period, unless otherwise set forth in the award agreement; and

•	we hold an annual shareholder advisory vote on executive compensation.

Role and Authority of the Compensation Committee

The Compensation Committee currently consists of Dr. Levinson (chairman) and Mr. Pulges, each of whom is “independent” within the meaning of NYSE rules. In addition, our Board of Directors has determined that Dr. Levinson and Mr. Pulges meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. No Compensation Committee member is a former or current officer or employee of Fabrinet or any of its subsidiaries. The Compensation Committee meets at least quarterly, and members of the Compensation Committee serve at the discretion of our Board of Directors.

The Compensation Committee is responsible for overseeing our compensation policies and goals and administering our equity compensation plans and executive incentive plan, including approving target and actual bonuses under our executive incentive plan. Additionally, the Compensation Committee is responsible for reviewing and approving the compensation of our chief executive officer and other Named Officers. The Compensation Committee’s role is detailed in its charter, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

Pursuant to its charter, the Compensation Committee may delegate its authority to grant awards under the Company’s incentive compensation or other equity-based plans, except with respect to awards to executive officers and directors. The Compensation Committee has delegated limited, non-exclusive authority to a committee consisting of our chief executive officer and chief financial officer (the “Equity Award Committee”) to grant equity awards under our 2010 Performance Incentive Plan with respect to consultants, new hires and promotions for employees below the level of vice president (and with respect to new hires, for employees who are not expected to shortly thereafter become a vice president or above). In any fiscal year, the Equity Award Committee may grant, in the aggregate, share options and share appreciation rights, restricted share units, restricted shares or other full-value awards covering no more than the number of shares that have been budgeted and approved by the Compensation Committee for such fiscal year. The Equity Award Committee did not take action during fiscal 2015, and the Compensation Committee did not approve a budget of equity awards for the Equity Award Committee for fiscal 2015. The Compensation Committee has not delegated any of its authority with respect to any component of the compensation of our Named Officers.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority, in its sole discretion, to engage the services of outside consultants to assist it in making decisions regarding the establishment of our compensation programs and philosophy. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisors. For fiscal 2015, the Compensation Committee retained Compensia, Inc., a national compensation consulting firm, to provide independent compensation consulting services. At the request of the Compensation Committee, a representative of Compensia attends meetings of the Compensation Committee, either in person or by telephone.

Although Fabrinet pays Compensia’s fees, Compensia reports directly to the Compensation Committee, and the Compensation Committee retains the authority to hire or fire Compensia and any other consultant or advisor. Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

During fiscal 2015, Compensia provided the Compensation Committee with a blend of peer group proxy data and other market data, as discussed below, to assist the Compensation Committee in evaluating the competitiveness of our executive compensation and non-employee director compensation programs. Compensia also advised the Compensation Committee on general compensation trends in the industry among similarly situated companies.

Role of Executive Officers in Compensation Decisions

In carrying out its responsibilities, the Compensation Committee works with members of our management team, including our chief executive officer and our chief financial officer. Typically, our management team assists the Compensation Committee in the execution of its responsibilities by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters.

Except with respect to his own compensation, our chief executive officer typically makes recommendations to the Compensation Committee regarding executive compensation matters. At the request of the Compensation Committee, our chief executive officer and our chief financial officer occasionally participate in meetings of the Compensation Committee, except with respect to discussions involving his own compensation. While the Compensation Committee solicits the recommendations and proposals of our chief executive officer with respect to executive compensation matters, these recommendations and proposals are only one factor in the Compensation Committee’s decision-making process.

Consideration of Previous “Say on Pay” Advisory Votes

At our 2013 and 2014 annual meetings of shareholders, approximately 83% and 74%, respectively, of the votes cast in the advisory vote on executive compensation were voted in favor of the compensation of our named executive officers as disclosed in our 2013 and 2014 proxy statements, respectively. In response to the results of these “say-on-pay” advisory votes, the Compensation Committee decided to grant long-term equity awards to our executive officers that were based, in part, on Fabrinet achieving certain fiscal 2015 revenue targets.

Fiscal 2015 Peer Group and Other Market Data

To assist the Compensation Committee in evaluating whether our executive compensation practices for fiscal 2015 were competitive and consistent with the Compensation Committee’s executive compensation program objectives, Compensia provided the Committee with compensation data (the “Blended Market Data”) consisting of an equal blend of (1) proxy statement data from our fiscal 2015 peer group, and (2) proprietary survey data from high-tech companies with annual revenues between $500 million and $1 billion. The Compensation Committee used the Blended Market Data to compare our Named Officers’ base salary, target cash incentive opportunity, target total cash compensation, equity compensation and total direct compensation against the 25th, 50th and 75th percentiles of the same categories of compensation for executives holding positions comparable (where possible) to the positions of our Named Officers. However, the Compensation Committee does not benchmark or apply specific formulas to determine adjustments to our Named Officers’ base salary, target cash incentive opportunity, target total cash compensation, equity compensation or total direct compensation.

The specific criteria for selection into our peer group are set annually by the Compensation Committee. When our peer group is reviewed each year, companies may be removed for failure to meet the selection criteria, or new companies may be added as necessary to ensure a significant sample size of companies. In selecting a peer group, the Compensation Committee considers companies that, in its view, compete with us for talent and have financial or other organizational metrics generally similar to ours. Accordingly, our peer group includes a blend of businesses classified as providing either optical electronic equipment or contract manufacturing services. The selection criteria for our fiscal 2015 peer group includes 12-month revenue, market capitalization, and headcount metrics. Compensia gathered data on the compensation practices of the companies in our fiscal 2015 group through publicly available information, where available.

Our peer group for fiscal 2015, as approved by the Compensation Committee, consisted of the following 17 companies:

Fiscal 2015 Peer Group
Aeroflex Holding	Finisar Corporation	Multi-Fineline Electronix, Inc.
Ciena Corporation	GSI Group	NETGEAR, Inc.
Coherent, Inc.	Infinera Corporation	Newport Corporation
CTS Corporation	IPG Photonics Corporation	Rofin Sinar Technologies, Inc.
Daktronics Inc.	Methode Electronics, Inc.	TTM Technologies, Inc.
FEI Company	MTS Systems

While part of our fiscal 2014 peer group, Tellabs, Inc. was removed from our fiscal 2015 peer group because Tellabs was acquired in December 2013.

Executive Compensation Program Elements

Base Salaries

We provide base salary to our executive officers and other employees to compensate them for services rendered on a day-to-day basis. Following the end of each fiscal year, the Compensation Committee typically reviews and determines whether to adjust executive base salaries on the basis of each executive officer’s level of responsibility, qualifications, experience, past performance and expected future contributions. The Compensation Committee also considers whether executive base salaries are competitive as compared to salary practices gathered from the Blended Market Data.

In fiscal 2015, the Compensation Committee reviewed the salary component of the Blended Market Data provided by Compensia and considered each executive officer’s past performance and expected future contributions, changes in each executive officer’s responsibilities and organizational changes. As a result of its review, the Compensation Committee approved the following increases to base salaries for fiscal 2015.

Named Officer	Fiscal 2014 Annual Base Salary	Fiscal 2015 Annual Base Salary	% Change
Mr. Mitchell	$650,000	$700,000	7.7%
Dr. Gill	$650,000	$750,000	15.4%
Mr. Ng	$425,000	$500,000	17.6%
Mr. Marchetti	$375,000	$425,000	13.3%

Short-Term Cash Incentive Awards

In October 2014, the Compensation Committee approved an executive incentive plan for fiscal 2015 (the “Fiscal 2015 Bonus Plan”) that provided our Named Officers with the ability to receive cash incentive awards based (1) 20% on achievement of individual performance objectives, (2) 40% on Fabrinet’s achievement of a fiscal 2015 revenue target of $760 million, and (3) 40% on Fabrinet’s achievement of a fiscal 2015 non-GAAP earnings per share target of $1.67, with achievement of individual objectives and each financial target considered independently from the other. All of our Named Officers were eligible to participate in the Fiscal 2015 Bonus Plan, which provided for a target bonus amount expressed as a percentage of each Named Officer’s base salary. The maximum bonus that each Named Officer could have received under the Fiscal 2015 Bonus Plan was two times his target bonus. Achievement of a maximum bonus payout would require significant skill and effort on the part of an executive officer and very high levels of corporate performance that the Compensation Committee believed were possible but unlikely to be achieved. By basing a substantial portion of our executive officers’ total cash compensation on achievement of financial goals designed to drive shareholder value, the Fiscal 2015 Bonus Plan was intended to align their interests with the interests of our shareholders.

The Compensation Committee determined the target bonus amount for each Named Officer under the Fiscal 2015 Bonus Plan by considering the Blended Market Data provided by Compensia, evaluated against other criteria, including the Named Officer’s functional responsibilities and ongoing duties. For fiscal 2015, the Compensation Committee approved increases to Mr. Mitchell’s, Dr. Gill’s, and Mr. Ng’s target bonus amount as follows:

Named Officer	Fiscal 2014 Target Bonus (as a % of Base Salary)	Fiscal 2015 Target Bonus (as a % of Base Salary)	% Change
Mr. Mitchell	100%	120%	20%
Dr. Gill	80%	95%	18.8%
Mr. Ng	65%	70%	7.7%
Mr. Marchetti	65%	65%	—

Under the Fiscal 2015 Bonus Plan, if we achieved 100% of a target financial metric, bonuses were payable to our Named Officers at 100% of target with respect to that financial metric component. If we achieved 90% of a target financial metric, bonuses were payable to our Named Officers at 50% of target with respect to that financial metric component. If we achieved 105% or more of a target financial metric, maximum bonuses were payable to our Named Officers at 200% of target with respect to that financial metric component. Achievement of the financial targets at levels between 90% and 100% and between 100% and 105% would result in a bonus amount that is scaled in a linear fashion.

Based on our fiscal 2015 financial results, we achieved (1) approximately 102% of our revenue target, resulting in a bonus that was funded at approximately 135% with respect to that component, and (2) approximately 102% of our non-GAAP earnings per share target, resulting in a bonus that was funded at approximately 138% with respect to that component. In addition, the Compensation Committee determined that each of Mr. Mitchell, Dr. Gill, Mr. Ng and Mr. Marchetti achieved certain fiscal 2015 individual performance objectives and decided to fund each of their bonuses at 200%, 110%, 200% and 70%, respectively, with respect to that component. Accordingly, Mr. Mitchell, Dr. Gill, Mr. Ng and Mr. Marchetti each received a bonus under the Fiscal 2015 Bonus Plan ranging from approximately 123% to approximately 149% of their respective target bonus. Amounts earned under the Fiscal 2015 Bonus Plan were paid in fiscal 2016.

The following table describes the target, maximum and actual bonus amounts for each of our Named Officers under the Fiscal 2015 Bonus Plan.

Named Officer	Target Bonus ($)	Target Bonus (as a % of Base Salary)	Maximum Bonus ($)	Maximum Bonus (as a % of Base Salary)	Actual Bonus ($)	Actual Bonus (as a % of Base Salary)	Actual Bonus (as a % of Target Bonus)
Mr. Mitchell	840,000	120%	1,680,000	240%	1,251,600	179%	149%
Dr. Gill	712,500	95%	1,425,000	190%	933,375	124%	131%
Mr. Ng	350,000	70%	700,000	140%	521,500	104%	149%
Mr. Marchetti	276,250	65%	552,500	130%	339,788	80%	123%

Long-Term Equity Incentive Awards

Our equity incentive plan is a critical component of the compensation program that we believe incentivizes our executive officers and key employees to focus on building shareholder value through meeting long-term financial and strategic goals. We grant restricted share units (“RSUs”) to our executive officers and other employees under our 2010 Performance Incentive Plan. RSUs also function as a retention incentive for our executives as they vest annually over a four-year period after the date of grant. Beginning in fiscal 2015, the Compensation Committee adopted a practice of granting RSUs to our executive officers that is based, in part, on Fabrinet achieving a financial performance goal, as described below.

The Compensation Committee bases long-term equity incentive award grants to executives on a number of factors, including the Blended Market Data provided by Compensia, the executive’s vested and unvested equity holdings, the executive’s position and total compensation package, and the executive’s contribution to the success of our financial performance.

During fiscal 2015, the Compensation Committee granted RSUs under our 2010 Performance Incentive Plan to each of our Named Officers, as set forth in the following table.

Named Officer	Grant Date	Vesting Commencement Date	RSUs (#)(1)	Grant Date Fair Value ($)
Mr. Mitchell	10/19/2014	8/15/14	165,700	2,669,427
Dr. Gill	10/19/2014	8/15/14	91,000	1,466,010
Mr. Ng	10/19/2014	8/15/14	51,000	821,610
Mr. Marchetti	10/19/2014	8/15/14	49,800	802,278

(1)	RSUs vest over a four-year period at a rate of 25% on each anniversary of the vesting commencement date.

In October 2014, the Compensation Committee approved a performance share unit plan for fiscal 2015 (the “Fiscal 2015 PSU Plan”), which provided for the grant of RSUs based in part on Fabrinet’s achievement of a fiscal 2015 revenue target of $760 million. Under the Fiscal 2015 PSU Plan, the number of shares to be granted under each RSU award would be equal to (a) the dollar value of the executive’s award (which could be increased based on our financial performance), divided by (b) the higher of (i) the fair market value per share of our ordinary shares on the grant date or (ii) $10.00, with the quotient rounded down to the nearest whole share. If we did not achieve the fiscal 2015 revenue target, the Fiscal 2015 PSU Plan provided for a minimum dollar value of RSUs to be granted to each of our Named Officers. If we achieved the fiscal 2015 revenue target, two times the minimum dollar value of RSUs would be granted under the plan. If we achieved 105% or more of the fiscal 2015 revenue target, three times the minimum dollar value of RSUs would be granted under the plan. Achievement of the fiscal 2015 revenue target at levels between 100% and 105% would result in a dollar value of RSUs being granted based on linear interpolation.

Based on our fiscal 2015 financial results, we achieved approximately 102% of our revenue target, resulting in a dollar value of RSUs being awarded for each Named Officer at approximately 118% of the target dollar value of RSUs for such Named Officer. RSUs earned under the Fiscal 2015 PSU Plan were granted under our 2010 Performance Incentive Plan in fiscal 2016.

The following table sets forth the minimum, target, maximum and actual dollar value of RSUs for our Named Officers under the Fiscal 2015 PSU Plan.

Named Officer	Minimum Dollar Value of RSUs ($)	Target Dollar Value of RSUs ($)	Maximum Dollar Value of RSUs ($)	Actual Grant Date Fair Value of RSUs Awarded ($)(1)
Mr. Mitchell	1,367,000	2,733,000	4,100,000	3,211,982
Dr. Gill	500,000	1,000,000	1,500,000	1,174,992
Mr. Ng	457,000	913,000	1,370,000	1,073,982
Mr. Marchetti	243,000	485,000	728,000	570,999

(1)	RSUs vest over a four-year period at a rate of 25% on each anniversary of the grant date.

Perquisites and Personal Benefits

In addition to base salaries, we provide our Named Officers with certain perquisites and personal benefits. We believe that perquisites and personal benefits are a tax-advantaged way to provide our Named Officers with additional annual compensation that supplements their base salaries. We do not establish the value of each Named Officer’s perquisites and personal benefits in a vacuum or as some form of compensation “add on.” Instead, we view the value of the perquisites as another component of annual compensation that is merely paid in a different form. When determining each Named Officer’s base salary, we take the value of each Named Officer’s perquisites and personal benefits into consideration.

We provide certain benefits and allowances to our international assignees, including our Named Officers, which include housing and transportation allowances, living and travel expense reimbursements and tax preparation services. Consistent with the policy we have adopted with respect to all U.S. citizens who are working on our behalf in Asia on an expatriate basis, we pay such employees a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States. Of our Named Officers, Mr. Mitchell, Dr. Gill and Mr. Ng receive a tax equalization payment because each qualifies for such benefit under the policy.

In addition, in October 2014, the Compensation Committee approved the payment of additional cash compensation to Dr. Gill and Mr. Ng in the amount of 20% of their respective then-current annual base salary, determined and payable bi-monthly, with a tax gross-up (the “Foreign Service Premium Pay”), to incentivize them to continue working for us in Thailand and ameliorate the resulting hardships to their families who are located in the United States. The Foreign Service Premium Pay was deemed effective as of July 1, 2014, and will continue for as long as Dr. Gill and Mr. Ng are required to, and do, temporarily reside and work in Thailand. In January 2015, the Compensation Committee authorized the purchase of key man life insurance policies for each of Dr. Gill and Mr. Ng, which provides for $3 million payable to the applicable Named Officer’s elected beneficiaries and $2 million payable to us. Beginning in fiscal 2016, Dr. Gill and Mr. Ng will also receive a family travel benefit that will provide each of their immediate family members a round-trip airline ticket to visit Thailand once per year at our expense.

The perquisites and personal benefits paid to each Named Officer in fiscal 2015 are reported in the “All Other Compensation” column of the Summary Compensation Table below, and are further described in the footnotes to such table.

Severance and Other Benefits Upon Termination of Employment

We and certain of our subsidiaries have entered into employment agreements or offer letters with our Named Officers that provide for them to receive severance benefits following certain terminations of their employment with us or our subsidiaries, as applicable. These arrangements are consistent with our overall compensation objectives because we believe such arrangements are critical to achieve our business objective of management retention. We evaluate the level of severance benefits to provide a Named Officer on a case-by-case basis. To ensure that the severance and change of control arrangements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee may periodically review these arrangements. Please see “Potential Payments Upon Termination or Change in Control” below, for a description of the severance benefits our Named Officers may be entitled to receive upon termination of their employment.

Share Ownership Guidelines

To further align the interests of our executive officers and members of our Board of Directors with those of our shareholders, we have adopted share ownership guidelines for our executive officers and directors, which provide for a minimum ownership level equal to:

•	chief executive officer—6x annual base salary;

•	other executive officers—2x annual base salary; and

•	directors—3x annual Board retainer.

Executive officers and directors are expected to meet these ownership levels within five years from August 2012 or, if appointed or elected after August 2012, within five years of their appointment as an executive officer or election to the Board of Directors. Shares counted towards the minimum ownership levels include all shares beneficially owned by the executive officer or director and any unvested restricted share units held by the executive officer or director. All of our current executive officers and directors currently exceed their respective share ownership guidelines.

Hedging Policy

We have an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our ordinary shares.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the U.S. corporate income tax deduction a publicly-held corporation may take for compensation paid to each of its “covered employees” (generally, the chief executive officer and the next three most highly compensated executive officers, other than the chief financial officer, as of the end of any fiscal year). In general, certain performance-based compensation approved by shareholders is not subject to this $1 million deduction limit. Prior to our initial public offering, our Board of Directors did not take the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions. In the future, the Compensation Committee may adopt a policy that, where reasonably practicable, we will seek to qualify the compensation paid to Named Officers that are employees of our U.S.-based subsidiaries as performance-based compensation to participate in the exemption from the deductibility limitations of Section 162(m). However, the Compensation Committee may continue to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Recovery Policy

At this time, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.

Compensation and Risk Assessment

The Compensation Committee has assessed the risks associated with our compensation policies and practices for all employees and, based on its assessment, does not believe that such compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee oversees Fabrinet’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Dr. Frank H. Levinson (Chairman)

Virapan Pulges

Summary Compensation Table

The following table presents information regarding the total compensation of our Named Officers, who include (i) our principal executive officer, (ii) our principal financial officer, and (iii) our other most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of fiscal 2015.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
David T. Mitchell	2015	700,000	—	5,881,409	—	1,251,600	655,328	8,488,337
Chief Executive Officer and Chairman of the Board of Directors	2014	650,000	—	1,780,660	—	910,000	661,463	4,002,123
	2013	450,000	450,000	1,599,999	—	—	468,339	2,968,338

Dr. Harpal S. Gill	2015	750,000	—	2,641,002	—	933,375	445,168	4,769,545
President and Chief Operating Officer of Fabrinet USA, Inc.	2014	625,000	—	1,102,500	—	728,000	230,340	2,685,840
	2013	575,000	431,250	999,998	—	—	323,950	2,330,198

Toh-Seng Ng	2015	500,000	—	1,895,592	—	521,500	481,056	3,398,148
Executive Vice President, Chief Financial Officer of Fabrinet USA, Inc.	2014	408,333	—	588,000	—	386,750	233,962	1,617,045
	2013	325,000	187,500	399,997	—	—	342,400	1,254,897

John Marchetti(6)	2015	425,000	—	1,373,277	—	339,788	63,292	2,201,357
Executive Vice President, Chief Strategy Officer of Fabrinet USA, Inc.	2014	375,000	—	588,000	—	341,250	61,623	1,365,873
	2013	375,000	225,000	399,997	—	—	62,613	1,062,610

(1)

The amounts in this column reflect discretionary cash bonuses awarded by the Compensation Committee of our Board of Directors in recognition of our Named Officers’ performance during fiscal 2013. Amounts were paid in fiscal 2014.

(2)

The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended June 26, 2015, filed with the SEC on August 19, 2015. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

(3)

For fiscal 2015, a portion of the amounts in this column reflect the grant date fair value of stock awards earned under our fiscal 2015 performance share unit plan. Such stock awards are reported as compensation for fiscal 2015 but were granted in fiscal 2016. For more information, see the “Grants of Plan-Based Awards in Fiscal 2015” table below.

(4)

For fiscal 2015 and fiscal 2014, the amounts in this column reflect cash bonuses earned under our fiscal 2015 executive incentive plan and our fiscal 2014 executive plan, respectively. Amounts earned under our fiscal 2015 executive incentive plan are reported as compensation for fiscal 2015 but were paid in fiscal 2016. Amounts earned under our fiscal 2014 executive incentive plan are reported as compensation for fiscal 2014 but were paid in fiscal 2015. For more information, see the “Grants of Plan-Based Awards in Fiscal 2015” table below.

(5)	The value and components of perquisites and other personal benefits for each of the Named Officers for fiscal 2015 are set forth in the “All Other Compensation for Fiscal 2015” table below.
(6)	In August 2015, Mr. Marchetti resigned as Executive Vice President, Chief Strategy Officer of Fabrinet USA, Inc., effective as of December 31, 2015.

All Other Compensation for Fiscal 2015

Name	Foreign Service Premium Pay ($)(1)	Housing Allowance ($)	Tax Equalization Payment ($)(2)	Car and Driver Allowance ($)	Health Insurance Premiums ($)	Term Life Insurance Premiums ($)	401(k) Contributions ($)	Other ($)		Total ($)
Mr. Mitchell	—	172,657	170,127	215,756	29,231	—	—	67,557	(3)	655,328
Dr. Gill	150,000	120,000	78,013	25,555	28,857	26,280	16,463	—		445,168
Mr. Ng	100,000	120,000	149,687	36,940	28,848	30,075	15,506	—		481,056
Mr. Marchetti	—	—	—	12,000	35,135	—	15,617	540	(4)	63,292

(1)

Represents additional cash compensation to Dr. Gill and Mr. Ng in the amount of 20% of their respective then-current annual base salary, with a tax gross-up, to incentivize them to continue working for us in Thailand and ameliorate the resulting hardships to their families who are located in the United States.

(2)

Represents foreign tax liability payments by Fabrinet on the Named Officer’s behalf to satisfy all applicable non-U.S. taxes of such Named Officer for the following calendar years: Mr. Mitchell and Dr. Gill—calendar year 2013; Mr. Ng—calendar year 2014. Consistent with corporate policy, we pay on behalf of all U.S. citizens who are working on our behalf in Asia on an expatriate basis a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States.

(3)

Represents (i) $30,000 of expenses associated with Mr. Mitchell’s home office in the United States, (ii) $24,433 of out-patient medical expenses, (iii) $6,883 of expenses for meals, (iv) $1,729 of charitable donations made on Mr. Mitchell’s behalf, and (v) $4,512 of other miscellaneous personal benefits.

(4)	Represents out-patient medical expenses.

Grants of Plan-Based Awards in Fiscal 2015

The following table presents information concerning each grant of an award made to a Named Officer in fiscal 2015 under any plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Mitchell	—	—	840,000	1,680,000	—	—	—	—	—	—	—
	—	—	—	—	1,367,000	2,733,000	4,100,000	—	—	—	—
	10/19/2014	—	—	—	—	—	—	165,700	—	—	2,669,427

Dr. Gill	—	—	712,500	1,425,000	—	—	—	—	—	—	—
	—	—	—	—	500,000	1,000,000	1,500,000	—	—	—	—
	10/19/2014	—	—	—	—	—	—	91,000	—	—	1,466,010

Mr. Ng	—	—	350,000	700,000	—	—	—	—	—	—	—
	—	—	—	—	457,000	913,000	1,370,000	—	—	—	—
	10/19/2014	—	—	—	—	—	—	51,000	—	—	821,610

Mr. Marchetti	—	—	276,250	552,500	—	—	—	—	—	—	—
	—	—	—	—	243,000	485,000	728,000	—	—	—	—
	10/19/2014	—	—	—	—	—	—	49,800	—	—	802,278

(1)

Reflects target and maximum cash incentive award amounts for fiscal 2015 performance under our fiscal 2015 executive incentive plan, as described in “Compensation Discussion and Analysis—Executive Compensation Program Elements—Short-Term Cash Incentive Awards.” There is no threshold payout amount under the fiscal 2015 executive incentive plan, as the minimum amount payable under the plan is $0. The actual bonus amounts were determined by the Compensation Committee in August 2015 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)

Reflects the dollar value of threshold, target and maximum equity awards for fiscal 2015 performance under our fiscal 2015 performance share unit plan, which provides for awards of restricted share units based on the achievement of a corporate performance objective.

Restricted share units that are awarded under our fiscal 2015 performance share unit plan vest over a four-year period at a rate of 25% on each anniversary of the vesting commencement date. Our fiscal 2015 performance share unit plan is described more fully above in “Compensation Discussion and Analysis—Executive Compensation Program Elements—Long-Term Equity Incentive Awards.”

(3)

In August 2015, the Compensation Committee determined the actual dollar value of awards earned by our Named Officers under our fiscal 2015 performance share unit plan and granted the following number of restricted share units to each Named Officer, as determined by dividing (i) the dollar value attributable to the Named Officer’s actual bonus under the plan by (ii) the closing price per share of our ordinary shares on the New York Stock Exchange on the date of grant, rounded down to the nearest whole share. These amounts are reflected in the “Stock Awards” column of the “Summary Compensation Table” for fiscal 2015.

Name	Grant Date	Number of Restricted Share Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
Mr. Mitchell	8/20/2015	164,717	3,211,982
Dr. Gill	8/20/2015	60,256	1,174,992
Mr. Ng	8/20/2015	55,076	1,073,982
Mr. Marchetti	8/20/2015	29,282	570,999

(4)

Reflects the aggregate grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended June 26, 2015, filed with the SEC on August 19, 2015. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of fiscal 2015.

			Option Awards				Stock Awards
	Grant Date(1)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name			Exercisable	Unexercisable
Mr. Mitchell	10/13/2010		225,000	—	16.83	10/13/2017	—	—
	11/10/2011		116,308	13,520	14.12	11/9/2018	—	—
	11/10/2011		—	—	—	—	15,934	316,449
	8/23/2012		—	—	—	—	32,734	650,097
	11/8/2012		—	—	—	—	33,334	662,013
	8/9/2013		—	—	—	—	75,000	1,489,500
	8/14/2013		—	—	—	—	15,000	297,900
	10/19/2014		—	—	—	—	165,700	3,290,802

Dr. Gill	10/13/2010		67,500	—	16.83	10/13/2017	—	—
	11/10/2011		28,545	7,510	14.12	11/9/2018	—	—
	11/10/2011		—	—	—	—	8,852	175,801
	8/23/2012		—	—	—	—	20,458	406,296
	11/8/2012		—	—	—	—	20,834	413,763
	8/9/2013		—	—	—	—	56,250	1,117,125
	10/19/2014		—	—	—	—	91,000	1,807,260

Mr. Ng	10/13/2010		22,500	—	16.83	10/13/2017	—	—
	11/10/2011		19,388	2,250	14.12	11/9/2018	—	—
	11/10/2011		—	—	—	—	2,655	52,728
	3/1/2012		4,515	1,035	18.60	2/28/2019	—	—
	3/1/2012		—	—	—	—	672	13,346
	8/23/2012		—	—	—	—	8,184	162,534
	11/8/2012		—	—	—	—	8,334	165,513
	8/9/2013		—	—	—	—	30,000	595,800
	10/19/2014		—	—	—	—	51,000	1,012,860

Mr. Marchetti	2/9/2012	(4)	18,162	3,098	19.36	2/8/2019	—	—
	2/9/2012		—	—	—	—	2,582	51,279
	8/23/2012		—	—	—	—	8,184	162,534
	11/8/2012		—	—	—	—	8,334	165,513
	8/9/2013		—	—	—	—	30,000	595,800
	10/19/2014		—	—	—	—	49,800	989,028

(1)

Unless otherwise indicated, all options vest over a four-year period at a rate of 1/48th per month. RSUs vest over a four-year period at a rate of 25% on each anniversary of the vesting commencement date.

(2)

The expiration date shown is the normal expiration date and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Officer’s termination of employment or in connection with a change in control.

(3)

Market value of shares or units of stock that have not vested is computed by multiplying (i) $19.86, the closing price on the New York Stock Exchange of our ordinary shares on June 26, 2015, the last business day of fiscal 2015, by (ii) the number of shares or units of stock.

(4)	This option vests over a four-year period at a rate of 25% on January 16, 2013 and then at a rate of 1/48th per month.

Option Exercises and Shares Vested in Fiscal 2015

The following table presents information concerning the exercise of options and the vesting of stock awards in fiscal 2015 for each of our Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Mitchell	—	—	78,969	1,377,441
Dr. Gill	—	—	48,249	847,673
Mr. Ng	—	—	21,587	383,212
Mr. Marchetti	—	—	20,842	366,897

(1)	Reflects the market value of our ordinary shares on the vesting date.

Potential Payments Upon Termination or Change of Control

We and certain of our subsidiaries have entered into employment agreements or offer letters with our Named Officers that provide the general terms and conditions of their employment, including payments and benefits upon termination of their employment in specified circumstances, including a change in control of the Company.

Arrangement with Mr. Mitchell

We have entered into an employment agreement with Mr. Mitchell, which provides for a term of employment through and including March 2, 2022, unless extended by mutual agreement or terminated prior to such date. Mr. Mitchell may terminate his employment with us for any reason by providing written notice 90 days in advance. We may terminate Mr. Mitchell’s employment at any time with or without notice or cause. Under the employment agreement, Mr. Mitchell is entitled to certain payments upon termination of employment as described below.

In the event Mr. Mitchell’s employment is terminated due to death, Mr. Mitchell’s legal representatives or named beneficiaries will receive a lump sum payment in an amount equal to the sum of (i) twenty-four (24) months of Mr. Mitchell’s then current base salary, and (ii) an amount equal to the pro-rata portion of the target bonus which Mr. Mitchell would have been paid for his performance for the fiscal year in which his death occurs, but in no event less than six (6) months of Mr. Mitchell’s then current base salary, and such payments shall be made upon the sixtieth (60) day following Mr. Mitchell’s death. Additionally, Mr. Mitchell’s legal representatives or named beneficiaries will receive continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs and the following calendar year.

In the event Mr. Mitchell’s employment is terminated due to disability, Mr. Mitchell will be eligible to receive a lump sum payment in an amount equal to twenty-four (24) months of his then current base salary. Additionally, Mr. Mitchell will receive continued tax equalization benefits under our expatriate policy, as in effect on the date of Mr. Mitchell’s disability, for the calendar year in which the disability occurs and the following calendar year.

In the event Mr. Mitchell’s employment is terminated prior to February 20, 2022 (the “Mitchell Transition Date”) either by us without “good cause” or by Mr. Mitchell for “good reason”, Mr. Mitchell will (A) be eligible to receive a lump sum payment equal to the sum of (i) twenty-four (24) months of his then current base salary, and (ii) any earned but unpaid bonus as of the date of termination of employment; (B) be eligible to receive a lump sum payment equal to two times his cost of COBRA coverage for twelve months; and (C) receive continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs and the following calendar year.

In the event Mr. Mitchell terminates his employment on the Mitchell Transition Date or within ten (10) calendar days after the Mitchell Transition Date, Mr. Mitchell will (A) be eligible to receive a lump sum payment equal to the sum of (i) the product of one month’s base salary then in effect multiplied by the total number of full and fractional years of his employment with us as of his termination date, and (ii) any earned but unpaid bonus as of the date of termination of employment, (B) be eligible to receive a lump sum payment equal to two times his cost of COBRA coverage for twelve months, and (C) receive continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs and the following calendar year (collectively, the “Retention Benefits”). Except as otherwise provided in the Employment Agreement, in the event Mr. Mitchell’s employment is terminated prior to the Mitchell Transition Date or more than ten (10) calendar days after the Mitchell Transition Date, no Retention Benefits shall be due, owed, or paid to him.

Notwithstanding any statement contained in the employment agreement to the contrary, in the event Mr. Mitchell’s employment is terminated on account of death or disability, by us without “good cause,” by Mr. Mitchell for “good reason”, or by Mitchell on the Mitchell Transition Date or within ten (10) calendar days after the Mitchell Transition Date, (x) any options or rights to purchase Fabrinet securities shall immediately vest and remain exercisable until the earlier of (1) the four (4) year anniversary of the date of Mr. Mitchell’s termination or disability, or (2) the date on which the options or rights to purchase Fabrinet securities otherwise would have expired in accordance with their terms, and (y) Mr. Mitchell will become 100% vested immediately prior to the termination or disability date in any outstanding restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards, which have not previously fully vested.

The employment agreement provides for non-solicitation covenants for 12 months following a termination or resignation of employment that would result in the severance payments described above, as well as customary confidentiality covenants for the term of employment and thereafter.

“Good cause” means Mr. Mitchell’s (i) commission of any felony or any crime involving moral turpitude, (ii) willful breach of his duties to us, including, but not limited to, theft from us and failure to fully disclose personal pecuniary interest in a transaction involving us, or (iii) engaging in willful misconduct, willful or gross neglect, fraud, misappropriation, or embezzlement, in each case in the performance of his duties.

“Good reason” means (i) a material diminution during the term of the agreement in Mr. Mitchell’s office, duties, or responsibilities (including following any change in control) or (ii) a material breach by us of the agreement. However, before terminating his employment for good reason, Mr. Mitchell must provide (i) reasonable written notice to our Board of Directors setting forth the reasons for his intention to terminate for good reason and (ii) an opportunity for our Board of Directors to meet with him, together with legal counsel, and cure such reason within 30 days after receipt of such notice.

Arrangements with Dr. Gill and Mr. Ng

In the event Dr. Gill’s or Mr. Ng’s employment is terminated prior to May 7, 2018 (the “Gill Transition Date”), in the case of Dr. Gill, or prior to December 30, 2018 (the “Ng Transition Date”), in the case of Mr. Ng, either by Fabrinet USA, Inc. without “good cause” or by Dr. Gill or Mr. Ng, as applicable, for “good reason”, Dr. Gill and Mr. Ng, as applicable, will (A) be eligible to receive a lump sum payment equal to the sum of (i) twelve (12) months of his then present base salary, and (ii) any earned but unpaid bonus as of the date of termination of employment; (B) be eligible to receive a lump sum payment equal to two times his cost of COBRA coverage for twelve months; (C) become 100% vested immediately prior to his termination date in any outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards, which have not previously fully vested; and (D) receive continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs, and the following calendar year.

In the event Dr. Gill terminates his employment on the Gill Transition Date or within ten (10) calendar days after the Gill Transition Date or Mr. Ng terminates his employment on the Ng Transition Date or within ten (10) calendar days after the Ng Transition Date, Dr. Gill and Mr. Ng, as applicable, will be eligible to receive (1) a lump sum payment equal to the product of one month’s base salary multiplied by the total number of full and fractional years of his employment with Fabrinet USA, Inc. as of his termination date, and (2) all of the payments and benefits described in subsections (B), (C) and (D) of the preceding paragraph (collectively, the “Retention Benefits”). In the event Dr. Gill’s employment is terminated prior to the Gill Transition Date or more than ten (10) calendar days after the Gill Transition Date, no Retention Benefits shall be due, owed, or paid to him. In the event Mr. Ng’s employment is terminated prior to the Ng Transition Date or more than ten (10) calendar days after the Ng Transition Date, no Retention Benefits shall be due, owed, or paid to him.

In the event Dr. Gill’s or Mr. Ng’s employment is terminated on account of death or disability prior to the Gill Transition Date or the Ng Transition Date, as applicable, he will become 100% vested immediately prior to the termination date in any outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards, which have not previously fully vested.

For purposes of Dr. Gill’s and Mr. Ng’s employment arrangements, “good cause” means (i) an act of dishonesty made in connection with their responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom they owe an obligation of nondisclosure, (v) willful breach of any obligations under any written agreement or covenant with the Company, or (vi) continued failure to perform employment duties after receipt of a written demand for performance from the Company.

For purposes of Dr. Gill’s and Mr. Ng’s employment arrangements, “good reason” means the occurrence of any of the following events, without their consent: (i) a material diminution in base compensation; (ii) a material diminution in authority, duties, or responsibilities; (iii) a material change in the geographic location at which they must perform services for us; or (iv) any other action or inaction that constitutes a material breach by us of any written agreement or covenant with us. However, before terminating employment for good reason, Dr. Gill and Mr. Ng, as applicable, must provide (i) written notice to us setting forth the reasons for his intention to terminate for good reason and (ii) an opportunity for us to remedy the condition within 30 days after receipt of such notice.

Life Insurance

We provide each of Dr. Gill and Mr. Ng with a life insurance policy, which in the event of death would pay $3 million to his heirs or beneficiaries and $2 million to us.

The following table provides information concerning the estimated payments and benefits that would be provided to Mr. Mitchell, Dr. Gill and Mr. Ng in the circumstances described above. Payments and benefits are estimated assuming the triggering event took place on the last business day of fiscal 2015 (June 26, 2015). There can be no assurance a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors affecting the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon Termination of Employment (Whether or Not in Connection With a Change of Control):
Name	Type of Benefit	Due to Death ($)	Due to Disability ($)	Without Cause ($)	Due to Resignation for Good Reason ($)
Mr. Mitchell	Cash Severance Payment—200% Annual Base Salary(1)	1,400,000	1,400,000	1,400,000	1,400,000
	Cash Severance Payment—Cash Incentive Plan Compensation	840,000	—	1,251,600	1,251,600
	Stock Option/RSU—100% Vesting Acceleration(2)	6,784,367	6,784,367	6,784,367	6,784,367
	Continued Coverage of Medical Benefits(3)	—	—	60,000	60,000

	Total Value of Termination Benefits(4)	9,024,367	8,184,367	9,495,967	9,495,967

Dr. Gill	Cash Severance Payment—100% Annual Base Salary(1)	—	—	750,000	750,000
	Cash Severance Payment—Cash Incentive Plan Compensation	—	—	933,375	933,375
	Stock Option/RSU—100% Vesting Acceleration(2)	3,963,352	3,963,352	3,963,352	3,963,352
	Continued Coverage of Medical Benefits(3)	—	—	60,000	60,000
	Life Insurance Benefits(5)	3,000,000	—	—	—

	Total Value of Termination Benefits(4)	6,963,352	3,963,352	5,706,727	5,706,727

Mr. Ng	Cash Severance Payment—100% Annual Base Salary(1)	—	—	500,000	500,000
	Cash Severance Payment—Cash Incentive Plan Compensation	—	—	521,500	521,500
	Stock Option/RSU—100% Vesting Acceleration(2)	2,017,001	2,017,001	2,017,001	2,017,001
	Continued Coverage of Medical Benefits(3)	—	—	60,000	60,000
	Life Insurance Benefits(5)	3,000,000	—	—	—

	Total Value of Termination Benefits(4)	5,017,001	2,017,001	3,098,501	3,098,501

(1)	Assumes an annual base salary of $700,000 for Mr. Mitchell, $750,000 for Dr. Gill and $500,000 for Mr. Ng (salaries in effect at June 26, 2015).
(2)

Potential value if vesting of all unvested options and RSUs as of June 26, 2015 had been accelerated. Assumes a stock price of $19.86 (based on the closing price per share of our ordinary shares on June 26, 2015).

(3)	Reflects two times the annual cost of COBRA coverage to maintain the benefits currently provided.
(4)

Does not include the future tax equalization benefits that such Named Officer is entitled to under our expatriate policy, as described above in “Executive Compensation—Compensation Discussion and Analysis.”

(5)	Reflects the death benefit payable to the executive’s estate in the case of the executive’s death.

Separation Agreement with Mr. Marchetti

In August 2015, John Marchetti resigned as Executive Vice President, Chief Strategy Officer of Fabrinet USA, Inc., effective as of December 31, 2015. In connection with Mr. Marchetti’s resignation, on September 29, 2015, Fabrinet USA, Inc. and Fabrinet entered into a separation agreement and release with Mr. Marchetti. As consideration for non-disparagement obligations to Fabrinet USA, Inc. and Fabrinet and a full release of all claims related to Mr. Marchetti’s employment with Fabrinet USA, Inc., Mr. Marchetti will receive: (1) a lump sum cash payment in the amount of $425,000; (2) a lump sum cash payment in the amount of $138,000, in lieu of the amount of bonus Mr. Marchetti would have received under the Company’s Fiscal 2016 Executive Incentive Plan based on proration and assumed Company performance through the second quarter of fiscal 2016; (3) reimbursement for health care insurance premiums under COBRA through December 31, 2016; (4) accelerated vesting with respect to an aggregate of 40,613 restricted share units; (5) up to $100,000 worth of outplacement services; (6) reimbursement of up to $710 per month for office expenses until the earliest of December 31, 2016 or the date Mr. Marchetti obtains other employment; and (7) payment of accrued vacation, if any.

Equity Compensation Plan Information

The following table provides information as of June 26, 2015 with respect to our ordinary shares that may be issued under our existing equity compensation plans.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a) (#)
Equity compensation plans approved by security holders(1)	1,932,946	(2)	6.69	2,939,135
Equity compensation plans not approved by security holders	—		—	—

Total	1,932,946		6.69	2,939,135

(1)	Includes the following plans: 1999 Share Option Plan and 2010 Performance Incentive Plan.
(2)	This amount includes 1,140,927 shares subject to restricted share unit awards that were outstanding as of June 26, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We describe below transactions since the beginning of fiscal 2015 to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:

•	any of our directors or executive officers;

•	any nominee for election as one of our directors;

•	any person or entity that beneficially owns more than five percent of our outstanding shares; or

•	any member of the immediate family of any of the foregoing persons.

Employment of Family Members

George Mitchell, brother of David T. Mitchell, is Senior Vice President, Business Development and Corporate Quality. In fiscal 2015, he received total cash compensation of $330,619 and perquisites in the amount of $104,637. George Mitchell’s current annual base salary is $300,000.

Sean Mitchell, son of David T. Mitchell, joined our Fabrinet West subsidiary as a Program Manager in July 2015. Upon commencing employment, Sean Mitchell received an award of 5,000 restricted share units that vest in equal annual installments over four years. Sean Mitchell’s current annual base salary is $125,000.

Dr. Soon Kaewchansilp, father-in-law of David T. Mitchell, is a member of the board of directors of our Thai subsidiary, Fabrinet Co., Ltd. In fiscal 2015, Dr. Kaewchansilp received total cash compensation of $90,000 and perquisites in the amount of $88,015. In March 2015, Dr. Kaewchansilp was appointed as the first Fabrinet Fellow in recognition of his many years of exemplary service to the company, including providing instrumental support in the founding and early years of the company. As a Fabrinet Fellow, Dr. Kaewchansilp will continue to serve as Fabrinet’s ambassador to the Thai-American Chamber of Commerce, liaise with Thai government officials on behalf of Fabrinet, and mentor our employees in Thailand. In recognition of his previous contributions and his ongoing work with the company, beginning in October 2015, Dr. Kaewchansilp will receive cash compensation of $15,000 per month and use of a car and driver for as long as he is involved with the company, and a lump sum payment of $500,000 when Dr. Kaewchansilp’s relationship with the company concludes.

Policy for Approval of Related Party Transactions

In accordance with the Audit Committee’s charter, the Audit Committee reviews and pre-approves in writing any proposed related party transactions. The most significant related party transactions, particularly those involving our directors and officers, will be reviewed and pre-approved in writing by our Board of Directors. We will report all such material related party transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that does not give us or the related party preferential treatment. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of October 16, 2015, for:

•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our ordinary shares;

•	each of our directors and director nominees;

•	each of our Named Officers; and

•	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, and subject to applicable community property laws, we believe, based on the information furnished to us, the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 35,777,782 ordinary shares outstanding as of October 16, 2015. In computing the number of ordinary shares beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all ordinary shares as to which such person or entity has the right to acquire within 60 days of October 16, 2015, through the exercise of any option or other right. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise noted below, the address of each beneficial owner named below is c/o Fabrinet USA, Inc., 3736 Fallon Road, #428, Dublin, CA 94568.

5% Shareholders, Directors and Named Officers	Shares Beneficially Owned (#)	Percentage Beneficially Owned (%)
5% Shareholders:
T. Rowe Price Associates, Inc.(1)	3,399,040	9.5
100 East Pratt Street Baltimore, Maryland 21202
Royce & Associates, LLC(2)	3,038,500	8.5
745 Fifth Avenue New York, NY 10151
BlackRock, Inc.(3)	2,318,546	6.5
55 East 52nd Street New York, NY 10022

Named Officers:
David T. Mitchell(4)	1,652,879	4.6
Dr. Harpal Gill(5)	162,235	*
Toh-Seng Ng(6)	105,263	*
John Marchetti(7)	20,818	*

Non-Employee Directors:
Dr. Homa Bahrami	12,374	*
Thomas F. Kelly(8)	50,500	*
Dr. Frank H. Levinson	62,587	*
Rollance E. Olson	43,587	*
Virapan Pulges	52,587	*

All directors and current executive officers as a group (8 persons)(9)	2,142,012	5.9

*	Represents less than 1% of the total.
(1)	Based on a Schedule 13G filed with the SEC on February 11, 2015 by T. Rowe Price Associates, Inc.
(2)	Based on a Schedule 13G/A filed with the SEC on October 7, 2015 by Royce & Associates, LLC.
(3)	Based on a Schedule 13G filed with the SEC on February 2, 2015 by BlackRock, Inc.
(4)

Consists of (i) 980,076 shares held by the David T. Mitchell Separate Property Trust, of which Mr. Mitchell is the sole trustee, (ii) 354,828 shares issuable upon the exercise of options held by Mr. Mitchell that are exercisable within 60 days of October 16, 2015, (iv) 15,934 shares subject to restricted share units that are scheduled to vest within 60 days of October 16, 2015, (v) 100,680 shares held by the Gabriel Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee, (vi) 100,681 shares held by the Alexander Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee, and (vii) 100,680 shares held by the Sean Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee. Mr. Mitchell disclaims beneficial ownership of the shares held by each of the Gabriel Thomas Mitchell Trust, the Alexander Thomas Mitchell Trust and the Sean Thomas Mitchell Trust.

(5)

Consists of (i) 49,828 shares held by Dr. Gill, (ii) 103,555 shares issuable upon the exercise of options held by Dr. Gill that are exercisable within 60 days of October 16, 2015, and (iii) 8,852 shares subject to restricted share units that are scheduled to vest within 60 days of October 16, 2015.

(6)

Consists of (i) 53,265 shares held by Mr. Ng, (ii) 49,343 shares issuable upon the exercise of options held by Mr. Ng that are exercisable within 60 days of October 16, 2015, and (iii) 2,655 shares subject to restricted share units that are scheduled to vest within 60 days of October 16, 2015.

(7)	Consists of 20,818 shares issuable upon the exercise of options held by Mr. Marchetti that are exercisable within 60 days of October 16, 2015.
(8)	Consists of (i) 20,500 shares held by Mr. Kelly and (ii) 30,000 shares issuable upon the exercise of options held by Mr. Kelly that are exercisable within 60 days of October 16, 2015.
(9)

Includes (i) 537,726 shares issuable upon the exercise of options held by our current directors and executive officers that are exercisable within 60 days of October 16, 2015, and (ii) 27,441 shares subject to restricted share units that are scheduled to vest within 60 days of October 16, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons holding more than 10% of a registered class of our equity securities to report initial ownership of such equity shares, and any subsequent changes in ownership to the SEC. Such officers, directors and 10% shareholders also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that during fiscal 2015 all Section 16(a) filing requirements applicable to our executive officers and directors were complied with, except as follows:

•

On October 10, 2014, Mr. Marchetti filed a late Form 4 to report (i) 4,405 shares withheld to pay taxes upon the vesting of restricted share units on August 9, 2014, and (ii) 3,639 shares withheld to pay taxes upon the vesting of restricted share units on August 23, 2014.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet as instructed on the enclosed proxy card, or by executing and returning the enclosed proxy card in the envelope provided at your earliest convenience.

THE BOARD OF DIRECTORS

Grand Cayman, Cayman Islands

October 22, 2015

fabrinet C/O Intertrust Corporate Services (Cayman) Limited 190 Elgin Avenue George Town Grand Cayman KY1-9005, Cayman Islands VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 David T. Mitchell The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. Approval, on an advisory basis, of the compensation paid to Fabrinet’s named executive officers. 3. Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 24, 2016. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000257703_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement & Annual Report is/are available at www.proxyvote.com. FABRINET Annual Meeting of Shareholders December 17, 2015 9:00 AM This proxy is solicited by the Board of Directors The undersigned shareholder of Fabrinet hereby appoints Colin R. Campbell and Toh-Seng Ng, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Shareholders of Fabrinet to be held on December 17, 2015 at 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, PC, located at 650 Page Mill Road, Palo Alto, California 94304, and at any adjournments or postponements thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE 0000257703_2 R1.0.0.51160